SCHEDULE 14C

(Rule 14c-101)

Information Required in Information Statement

Schedule 14C Information

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

MML Series Investment Fund
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Information Statement if other than the Registrant)

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☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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	4)	Date Filed:

MML SERIES INVESTMENT FUND

(the “Trust”)

1295 State Street

Springfield, Massachusetts 01111

MML Income & Growth Fund

(the “Fund”)

INFORMATION STATEMENT

November 12, 2010

Important Notice Regarding the Availability of this Information Statement

This Information Statement is available at http://www.massmutual.com/funds

The Trustees of MML Series Investment Fund (the “Trustees”) are distributing this Information Statement in connection with a new Investment Subadvisory Agreement for the Fund (the Fund’s “New Subadvisory Agreement”) between Massachusetts Mutual Life Insurance Company (in its capacity as investment adviser to the Fund, the “Adviser” or “MassMutual”) and BlackRock Investment Management, LLC (“BlackRock” or the “Subadviser”). This Information Statement explains why the Trustees (i) approved the termination of the Subadvisory Agreement between the Adviser and American Century Investment Management, Inc. (“American Century”) with respect to the Fund (the “Prior Subadvisory Agreement”), and (ii) approved the Adviser’s entering into the New Subadvisory Agreement with BlackRock. In addition, this Information Statement describes generally the terms of the New Subadvisory Agreement. This Information Statement is being delivered to shareholders of record as of October 22, 2010 on or about November 12, 2010.

As required by an Exemptive Order that the Adviser has received from the Securities and Exchange Commission to permit the Adviser to change subadvisers or hire new subadvisers for one or more funds from time to time without obtaining shareholder approval, subject to approval by a fund’s shareholders of this arrangement, the Fund is distributing this Information Statement solely for your information. WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Termination of the Prior Subadvisory Agreement and Trustee Approval of the New Subadvisory Agreement

At a meeting of the Trustees held on August 10, 2010, the Trustees approved the termination of the Subadvisory Agreement dated May 24, 2010 between the Adviser and American Century on behalf of the Fund, such termination to take effect on August 19, 2010. The Trustees considered, among others, the following factors in reaching this decision:

•	The Fund was designed to be a diversified large cap value fund suited for a conservative core holding in the category.

•	American Century had experienced significant turnover in the portfolio management team leadership coupled with changes to the investment process following a period of disappointing performance.

•	The portfolio manager and strategy Chief Investment Officer had recently retired.

•	American Century had less consistent investment results than its competitors.

After arriving at the decision to replace American Century as subadviser of the Fund, the Trustees determined that they desired to continue to maintain a diversified large cap strategy with low volatility and an income focus, implemented by a subadviser with strong brand recognition, a tenured investment team and a

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proven investment process. After careful consideration, the Trustees determined that this could best be accomplished through BlackRock, with its investment process of bottom-up fundamental analysis that seeks dividend paying stocks with low debt to capital and employing a consistent strategy by a strong management team.

In coming to this recommendation, the Trustees considered a wide range of information of the type they regularly consider when determining whether to continue a fund’s subadvisory agreement as in effect from year to year. The Trustees considered information about, among other things:

•	BlackRock and its personnel (including particularly those personnel with responsibilities for providing services to the Fund), resources and investment process;

•	the terms of the relevant advisory agreement (in this case, the New Subadvisory Agreement);

•	the scope and quality of the services that BlackRock will provide to the Fund;

•	the historical investment performance track record of BlackRock and of similar accounts managed by other advisers; and

•

the advisory fee rates payable to BlackRock by the Adviser and by other funds and client accounts managed or subadvised by BlackRock, and payable by similar funds managed by other advisers. (Appendix A to this Information Statement contains information regarding the fee schedule for other funds advised or subadvised by BlackRock that have investment objectives similar to those of the Fund).

Based on the foregoing, and following their review, the Trustees concluded that (i) they were satisfied with the nature, extent and quality of services expected to be provided in the future under the New Subadvisory Agreement; (ii) the Adviser’s level of profitability from its relationship to the Fund was not excessive and the subadvisory fee amount under the New Subadvisory Agreement was fair and reasonable; (iii) the investment processes, research capabilities and philosophy of BlackRock would be well suited to the Fund, given its investment objectives and policies; and (iv) the terms of the New Subadvisory Agreement were fair and reasonable and were in the best interest of the Fund’s shareholders. After carefully considering the information summarized above, the Trustees, including the independent Trustees, unanimously voted to approve the New Subadvisory Agreement. Prior to a vote being taken to approve the New Subadvisory Agreement, the independent Trustees met separately in executive session to discuss the appropriateness of the agreement. During the executive session, the independent Trustees were advised by their independent legal counsel. The independent Trustees weighed the foregoing matters in light of the advice given to them by their independent legal counsel as to the law applicable to the review of investment advisory contracts. In arriving at a decision, the Trustees, including the independent Trustees, did not identify any single matter as all-important or controlling. The foregoing summary does not detail all of the matters considered.

Description of the New Subadvisory Agreement

Appendix B to this Information Statement contains the New Subadvisory Agreement. While the next several paragraphs briefly summarize some important provisions of the New Subadvisory Agreement, you should read Appendix B for a complete understanding of the New Subadvisory Agreement.

Like the Prior Subadvisory Agreement, the New Subadvisory Agreement essentially provides that BlackRock, under the Trustees’ and the Adviser’s supervision, will, among other things, (1) provide investment advice and recommendations to the Fund with respect to the Fund’s investments, investment policies and the purchase, sale or other distribution of securities and other investments, (2) arrange for the purchase of securities and other investments for the Fund and the sale of securities and other investments held in the portfolio of the Fund and (3) provide reports regarding the foregoing to the Trustees at each board meeting.

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The New Subadvisory Agreement provides that BlackRock will not be liable to the Fund or its shareholders, except in the event of BlackRock’s willful misfeasance, bad faith or gross negligence in the performance of its duties, or reckless disregard to its obligations and duties under the New Subadvisory Agreement.

There is no change in the advisory fee rate paid by the Fund’s shareholders. The advisory fee rate will continue to be 0.65% of the average daily net assets of the Fund.

Information About the Ownership of the Subadviser

The following description of BlackRock was provided to the Trust by BlackRock.

BlackRock Investment Management, LLC (“BlackRock”), is located at 800 Scudders Mill Road, Plainsboro, New Jersey 08536. BlackRock is an affiliate of BlackRock Advisors, LLC, which is an indirect, wholly owned subsidiary of BlackRock, Inc. BlackRock and its affiliates had approximately $3.466 trillion in investment company and other portfolio assets under management as of September 30, 2010.

The following are the names and principal occupations of the principal executive officers and each director of BlackRock. The address of the principal executive officers and each director, as it relates to that person’s position with BlackRock, is 800 Scudders Mill Road, Plainsboro, New Jersey 08536.

Name and Position with BlackRock	Position with BlackRock
Ann Marie Petach	Chief Financial Officer and Managing Director
Robert P. Connolly	General Counsel, Secretary and Managing Director
Laurence D. Fink	Chief Executive Officer
Robert S. Kapito	President
Paul Audet	Senior Managing Director
Charles Hallac	Co-Chief Operating Officer and Senior Managing Director
Barbara Novick	Senior Managing Director
Scott Amero	Vice Chairman
Susan Wagner	Vice Chairman
Robert Doll	Senior Managing Director
Robert Fairbairn	Senior Managing Director
Bennett Golub	Chief Risk Officer and Senior Managing Director
Richard Kushel	Senior Managing Director
Amy Engel	Treasurer and Managing Director
Blake Grossman	Vice Chairman

Certain Brokerage Matters

As permitted by Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), BlackRock may cause the Fund to pay to a broker which provides brokerage and research services to the Fund an amount of disclosed commission in excess of the commission which another broker would have charged for effecting that transaction. This practice is subject to a good faith determination by BlackRock that the price is reasonable in light of the services provided viewed either in terms of the specific transaction involved in BlackRock’s overall duties to the Fund or the policies that the Trustees of the Trust may adopt from time to time.

BlackRock may cause portfolio transactions for the Fund to be executed by an affiliated brokerage firm. The Fund pays brokerage commissions to these brokerage firms for executing these portfolio transactions. An affiliated person of a Fund may serve as its broker in transactions conducted on an agency basis provided that,

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among other things, the fee or commission received by such affiliated broker is reasonable and fair compared to the fee or commission received by non-affiliated brokers in connection with comparable transactions.

Other Information

Adviser’s Address. The address of the Adviser is 1295 State Street, Springfield, Massachusetts 01111.

Distributor, Administrator and Sub-Administrator. The address of the Fund’s distributor, MML Distributors, LLC, is 1295 State Street, Springfield, Massachusetts 01111. MML Distributors, LLC is an indirect, wholly-owned subsidiary of the Adviser. The Adviser serves as the administrator of the Fund. State Street Bank and Trust Company, which is located at 200 Clarendon Street, 16th Floor, Boston, Massachusetts 02116, serves as the sub-administrator of the Fund.

Annual and Semiannual Reports. The Trust has previously sent its Annual and Semiannual Reports to its shareholders. You can obtain a copy of these Reports without charge by writing to the Trust at 1295 State Street, Springfield, Massachusetts 01111 or by calling 888-309-3539.

Outstanding Shares. Appendix C to this Information Statement lists the total number of shares outstanding as of October 22, 2010 for each class of the Fund’s shares. The Trust was established by the Adviser for the purpose of providing a vehicle for the investment of various separate accounts of the Adviser and its life insurance subsidiaries, including C.M. Life Insurance Company (“C.M. Life”). Shares of the Fund and shares of other Funds in the Trust are offered solely to (other than certain funds of funds) separate accounts established by the Adviser and its life insurance company subsidiaries but are not offered to the general public.

WE ARE NOT ASKING YOU FOR A PROXY,

AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

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Appendix A

Certain Other Mutual Funds Advised By BlackRock

BlackRock has provided the following information to the Trust regarding other funds for which BlackRock acts as investment adviser or subadviser and which have investment objectives similar to those of the Fund.

Other Fund(s) with Similar Objectives to the Fund	Fee Rate (based on average daily net assets)	Net Assets of Other Fund(s) at September 30, 2010	BlackRock’s Relationship to Other Fund(s) (Adviser or Subadviser)
Equity Dividend Fund (Institutional Shares)	0.55% on the first $50 million; 0. 45% on $50-$100 million; 0.40% on $100-$200 million; 0.30% on amounts in excess of $200 million	$8,958 million	Adviser

Subadviser #1	0.35% on the first $250 million; 0.325% on $250-$500 million; 0.30% on $500 million-$1billion; 0.275% on amounts in excess of $1 billion	$98.56 million	Subadviser

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Appendix B

INVESTMENT SUB-ADVISORY AGREEMENT

for MML Income & Growth Fund

This Investment Sub-Advisory Agreement (this “Sub-Advisory Agreement”), is by and between BlackRock Investment Management, LLC (the “Sub-Adviser”) and Massachusetts Mutual Life Insurance Company, a mutual life insurance company organized under the laws of the Commonwealth of Massachusetts (“MassMutual”), for the MML Income & Growth Fund (the “Fund”), a series of MML Series Investment Fund (the “Trust”), a Massachusetts business trust which is an open-end diversified management investment company registered as such with the Securities and Exchange Commission (the “Commission”) pursuant to the Investment Company Act of 1940, as amended (the “Act”), effective as of the 20th day of August, 2010.

WHEREAS, the Trust has appointed MassMutual as the investment adviser for the Fund pursuant to the terms of an Investment Advisory Agreement (the “Advisory Agreement”);

WHEREAS, the Advisory Agreement provides that MassMutual may, at its option, subject to approval by the Trustees of the Trust and, to the extent necessary, the shareholders of the Fund, appoint a sub-adviser to assume certain responsibilities and obligations of MassMutual under the Advisory Agreement; and

WHEREAS, MassMutual and the Sub-Adviser are investment advisers registered with the Commission as such under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained, MassMutual, the Fund and the Sub-Adviser, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	General Provision.

(a) MassMutual hereby employs the Sub-Adviser and the Sub-Adviser hereby undertakes to act as the investment sub-adviser of the Fund to provide investment advice and to perform for the Fund such other duties and functions as are hereinafter set forth. The Sub-Adviser shall, in all matters, give to the Fund and the Trust’s Board of Trustees, directly or through MassMutual, the benefit of the Sub-Adviser’s best judgment, effort, advice and recommendations and shall at all times conform to, and use its best efforts to ensure the Fund conforms to:

(i) the provisions of the Act and any rules or regulations thereunder;

(ii) any other applicable provisions of state or federal law applicable to the operation of registered investment companies (including sub-chapters M and L of the Internal Revenue Code of 1986, as amended (the “Code”));

(iii) the provisions of the Agreement and Declaration of Trust and Bylaws of the Trust, as amended from time to time and provided to the Sub-Adviser by MassMutual (collectively referred to as the “Trust Documents”);

(iv) policies and determinations of the Board of Trustees of the Trust and MassMutual, which have been delivered to the Sub-Adviser within a reasonable time in advance of the policy or determination’s effective date for the Sub-Adviser to review and understand such policies or determinations;

(v) the fundamental and non-fundamental policies and investment restrictions of the Fund as reflected in the Trust’s registration statement under the Act or as such policies may, from time to time, be amended by the Fund’s Board of Trustees or shareholders with reasonable advance notice to the Sub-Adviser; and

(vi) the Prospectus and Statement of Additional Information of the Fund in effect from time to time (collectively referred to as the “Disclosure Documents”).

(b) The appropriate officers and employees of the Sub-Adviser primarily responsible for providing the services of the Sub-Adviser hereunder shall be available upon reasonable notice for consultation with any of the Trustees and officers of the Trust and MassMutual with respect to the provision of such services. MassMutual acknowledges that the Sub-Adviser is not the Fund’s pricing agent. Upon request, the Sub-Adviser will provide reasonable assistance to the Fund’s pricing agent in valuing securities held by the Fund for which market quotations are not readily available (i.e., internally priced securities).

(c) MassMutual acknowledges that the Sub-Adviser is not the compliance agent for the Fund or for MassMutual, and does not have access to all of the Fund’s books and records necessary to perform certain compliance testing. To the extent that the Sub-Adviser has agreed to perform the services specified in this Section and in Section 2 hereof in accordance with applicable law (including sub-chapters M and L of the Code, the Act and the Advisers Act (“Applicable Law”)) and in accordance with the Trust Documents, policies and determinations of the Board of Trustees of the Trust and MassMutual and the Fund’s Disclosure Documents (collectively, the “Charter Requirements”), the Sub-Adviser shall perform such services based upon its books and records with respect to the Fund, which comprise a portion of the Fund’s books and records, and upon written instructions received from the Fund, MassMutual or the Fund’s administrator, and shall not be held responsible under this Sub-Advisory Agreement so long as it performs such services in accordance with this Sub-Advisory Agreement, the Charter Requirements and Applicable Law based upon such books and records and such instructions provided by the Fund, MassMutual or the Fund’s administrator. The Sub-Adviser agrees to maintain all such books and records in a complete and orderly manner in accordance with applicable law. The Sub-Adviser shall be afforded a reasonable amount of time to implement any such instructions (for example, if instructed not to trade in securities of certain specified MassMutual or Fund affiliates, the Sub-Adviser shall be afforded five business days after receipt of such instruction to implement this trading restriction).

2.	Duties of the Sub-Adviser.

(a) The Sub-Adviser shall, subject to the direction and control by the Trust’s Board of Trustees and MassMutual, to the extent MassMutual’s direction is not inconsistent with the Disclosure Documents, (i) regularly provide investment advice and recommendations to the Fund, directly or through MassMutual, with respect to the Fund’s investments, investment policies and the purchase, sale or other disposition of securities and other investments; (ii) supervise and monitor continuously the investment program of the Fund and the composition of its portfolio and determine what securities or other investments shall be purchased or sold by the Fund; (iii) arrange, subject to the provisions of Section 7 hereof, for the purchase of securities and other investments for the Fund and the sale of securities and other investments held in the portfolio of the Fund; and (iv) provide reports on the foregoing to the Board of Trustees at each Board meeting. Unless MassMutual gives the Sub-Adviser written instructions to the contrary, the Sub-Adviser shall use its good faith judgment in a manner which it reasonably believes best serves the interest of the Fund’s shareholders to vote or abstain from voting all proxies solicited by or with respect to the issuers of investments in which assets of the Fund are invested, pursuant to the discretionary authority granted to Sub-Adviser by MassMutual to exercise voting rights with respect to such investments. MassMutual shall instruct the Fund’s custodian, administrator and other parties providing services to the Fund to promptly forward proxy statements to the Sub-Adviser. The Sub-Adviser shall provide the Fund in a timely manner with such records of its proxy voting on behalf of the Fund as necessary for the Fund to comply with the requirements of Form N-PX or any successor law, rule, regulation or Commission position.

The Sub-Adviser shall have no power, authority, responsibility, or obligation hereunder to take any action with regard to any claim or potential claim in any bankruptcy proceedings, class action securities litigation, or other litigation or proceeding affecting securities held at any time in the Fund, including, without limitation, to file proofs of claim or other documents related to such proceedings (the “Litigation”), or to investigate, initiate, supervise, or monitor the Litigation involving Fund assets, and MassMutual acknowledges and agrees that no such power, authority, responsibility or obligation is delegated hereunder. Nevertheless, the Sub-Adviser agrees that it shall provide MassMutual with any and all documentation or information relating to the Litigation as may reasonably be requested by MassMutual.

The Fund does hereby delegate to the Sub-Adviser all of its powers, duties and responsibilities with regard to the investment and reinvestment of securities and other instruments and hereby appoints the Sub-Adviser as its agent in fact with full authority to buy, sell or otherwise effect investment transactions involving the assets in its name and for the Fund’s portfolio, including without limitation, the power to execute swaps, futures, options and other agreements with counterparties on the Fund’s behalf as the Sub-Adviser deems appropriate from time to time in order to carry out the Sub-Adviser’s responsibilities hereunder.

(b) The Sub-Adviser shall provide to MassMutual such reports for the Fund, and in monthly, quarterly or annual time frames, as MassMutual shall reasonably request or as required by applicable law or regulation, including, but not limited to, compliance reports and those reports listed in Appendix A.

(c) Provided that none of MassMutual, the Fund or the Trust shall be required to pay any compensation other than as provided by the terms of this Sub-Advisory Agreement and subject to the provisions of Section 7 hereof, the Sub-Adviser may obtain investment information, research or assistance from any other person, firm or corporation to supplement, update or otherwise improve its investment management services.

(d) Provided that nothing herein shall be deemed to protect the Sub-Adviser from acts or omissions in breach of this Sub-Advisory Agreement or from willful misfeasance of its duties, bad faith or gross negligence in the performance of its duties, or reckless disregard to its obligations and duties under this Sub-Advisory Agreement, the Sub-Adviser shall not be liable to MassMutual, the Fund or any shareholder of the Fund for any loss sustained by reason of good faith errors or omissions in connection with any business judgment, investment decision, service to be rendered or other matters to which this Sub-Advisory Agreement relates.

(e) To the extent that the disclosure of such information would not violate any applicable laws or regulations, the Sub-Adviser shall make all material disclosures to MassMutual and the Fund regarding itself and its partners, officers, directors, shareholders, employees, affiliates or any person who controls any of the foregoing, including, but not limited to, information regarding any change in control of the Sub-Adviser or any change in its key personnel that could materially affect the services provided by the Sub-Adviser to the Fund hereunder, information regarding any material adverse change in the condition (financial or otherwise) of the Sub-Adviser or any person who controls the Sub-Adviser, information regarding the investment performance and general investment methods of the Sub-Adviser or its principals and affiliates relating to the Fund and the investment performance of the Sub-Adviser or its principals and affiliates relating to other clients with the same or similar investment strategies as the Fund (subject to applicable restrictions on the release of client confidential information), information regarding the results of any examination conducted by the Commission or any other state or federal governmental agency or authority or any self-regulatory organization that would have a material adverse effect on the services performed by the Sub-Adviser hereunder with respect to the Fund, information that MassMutual, upon prior written request, reasonably deems material to the Fund or necessary to enable MassMutual to monitor the performance of the Sub-Adviser and information that is required, in the reasonable judgment of MassMutual and upon prior written request, to be disclosed in any filings required by any governmental agency or by any applicable law, regulation, rule or order.

(f) The Sub-Adviser shall provide MassMutual and the Fund and their agents, upon reasonable prior written request by MassMutual to the Sub-Adviser, with access to inspect at the Sub-Adviser’s office during normal business hours the books and records of the Sub-Adviser relating to the Fund and the Sub-Adviser’s performance hereunder and such other books and records of the Sub-Adviser as are necessary to confirm that the Sub-Adviser has complied with its obligations and duties under this Sub-Advisory Agreement. The Sub-Adviser agrees that all records which it maintains for the Fund are property of the Fund and the Sub-Adviser will promptly surrender to the Fund any of such records or copies thereof upon the Fund’s request.

(g) The Sub-Adviser makes no representations or warranty, express or implied, that any level of performance or investment results will be achieved by the Fund or that the Fund will perform comparably with any standard or index, including any other clients of the Sub-Adviser, whether public or private.

(h) The Sub-Adviser agrees to reimburse MassMutual for any reasonable costs, upon evidence of invoices, bills, etc., associated with the production, printing and filing with the Commission (not including mailing costs) of supplements to the Disclosure Documents due to material changes caused by the Sub-Adviser, except for any such costs which may properly be charged to the Fund.

(i) In accordance with Rule 17a-10 under the Act and any other applicable law, the Sub-Adviser shall not consult with any other sub-adviser to the Fund or any other sub-adviser to any other portfolio of the Trust or to any other investment company or investment company series for which MassMutual serves as investment adviser concerning transactions for the Fund in securities or other assets, other than for purposes of complying with conditions of paragraphs (a) and (b) of Rule 12d3-1 under the Act.

(j) The Sub-Adviser may perform its services through any employee, officer or agent of the Sub-Adviser, and MassMutual shall not be entitled to the advice, recommendation or judgment of any specific person; provided, however, that the persons identified in the Disclosure Documents shall perform the portfolio management duties described therein until the Sub-Adviser notifies MassMutual that one or more other employees, officers or agents of the Sub-Adviser, identified in such notice, shall assume such duties as of a specific date. The Sub-Adviser shall use commercially reasonable efforts to inform MassMutual of any such events enough time prior to the event taking effect such that allows MassMutual sufficient time to prepare and file any necessary supplement(s) to the Disclosure Documents.

3.	Other Activities.

(a) Nothing in this Sub-Advisory Agreement shall prevent MassMutual or the Sub-Adviser or any officer thereof from acting as investment adviser or sub-adviser for any other person, firm, corporation or other entity and shall not in any way limit or restrict MassMutual or the Sub-Adviser or any of their respective directors, officers, members, stockholders, partners or employees from buying, selling, or trading any securities for its own account or for the account of others for whom it or they may be acting, provided that such activities are in compliance with U.S. federal and state securities laws, regulations and rules and will not adversely affect or otherwise impair the performance by any party of its duties and obligations under this Sub-Advisory Agreement. MassMutual recognizes and agrees that the Sub-Adviser may provide advice to or take action with respect to other clients, which advice or action, including the timing and nature of such action, may differ from or be identical to advice given or action taken with respect to the Fund. The Sub-Adviser shall for all purposes hereof be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent the Fund or MassMutual in any way or otherwise be deemed an agent of the Fund or MassMutual except in connection with the investment management services provided by the Sub-Adviser hereunder.

(b) The Sub-Adviser agrees that it will not knowingly or deliberately favor any other account managed or controlled by it or any of its principals or affiliates over the Fund. The Sub-Adviser, upon reasonable request and receipt of adequate assurances of confidentiality, shall provide MassMutual with an explanation of the differences, if any, in performance between the Fund and any other account with investment objectives and policies similar to the Fund for which the Sub-Adviser, or any one of its investment advisory affiliates, acts as investment adviser. To the extent that a particular investment is suitable for both the Fund and the Sub-Adviser’s other clients, such investment will be allocated among the Fund and such other clients in a manner that is fair and equitable in the circumstances. Consistent with applicable law, the Sub-Adviser may aggregate purchase or sell orders for the Fund with contemporaneous purchase and sell orders of other clients of the Sub-Adviser or its affiliated persons. In such event, allocation of the investments so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner the Sub-Adviser determines to be equitable and consistent with its and its affiliates’ fiduciary obligations to the Fund and to such other clients. MassMutual hereby acknowledges that such aggregation of orders may not result in more favorable pricing or lower brokerage commissions in all instances.

4.	Obligations of MassMutual and the Fund.

(a) MassMutual will provide, or has provided, to the Sub-Adviser, such information or documents as the Sub-Adviser shall reasonably request or as required by applicable law or regulation. Throughout the term of this Sub-Advisory Agreement, MassMutual shall continue to provide such information and documents to the Sub-Adviser, including any amendments, updates or supplements to such information or documents before or at the time the amendments, updates or supplements become effective. MassMutual shall timely furnish the Sub-Adviser with such additional information as may be reasonably necessary for or requested by the Sub-Adviser to perform its responsibilities pursuant to this Sub-Advisory Agreement.

(b) MassMutual shall provide such assistance to the Sub-Adviser in setting up and maintaining brokerage accounts and other accounts as the Sub-Adviser shall reasonably request to allow for the purchase or sale of various forms of securities pursuant to this Sub-Advisory Agreement.

5.      Custodian and Fund Accountant. The Fund assets shall be maintained in the custody of State Street Bank and Trust Company, 200 Clarendon Street, Boston, Massachusetts 02116 or such other custodian identified to the Sub-Adviser. Any assets added to the Fund shall be delivered directly to such custodian. The Sub-Adviser shall have no liability for the acts or omissions of any custodian of the Fund’s assets. The Sub-Adviser shall have no responsibility to segregate liquid assets of the Fund as may be required by the Act or other applicable law or interpretations of the Commission staff. In addition, at the date of this Sub-Advisory Agreement, MassMutual has contracted with State Street Bank and Trust Company to provide fund accounting services on behalf of the Fund. The Sub-Adviser shall have no liability for the acts or omissions of State Street Bank and Trust Company or such other fund accountant in connection with fund accounting services provided on behalf of the Fund.

6.	Compensation of the Sub-Adviser.

(a) MassMutual agrees to pay the Sub-Adviser and the Sub-Adviser agrees to accept as full compensation for the performance of all functions and duties on its part to be performed pursuant to the provisions hereof, a fee paid monthly, in arrears, at the following rate: an annual rate of: [            ].

(b) Expenses. MassMutual, the Trust and the Fund shall assume and pay their respective organizational, operational and business expenses not specifically assumed or agreed to be paid by the Sub-Adviser pursuant to this Sub-Advisory Agreement. The Sub-Adviser shall pay its own organizational, operational and business expenses but shall not be obligated to pay any expenses of MassMutual, the Trust or the Fund, including, without limitation: (a) interest and taxes; (b) brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments of the Fund; and (c) custodian fees and expenses. Any reimbursement of management or other fees required by an expense limitation provision and any liability arising out of a violation by MassMutual of Section 36(b) of the Act shall be the sole responsibility of MassMutual, provided that nothing herein shall relieve Sub-Adviser from its own liability under Section 36(b) of the Act with respect to its duties under this Sub-Advisory Agreement.

7.	Portfolio Transactions and Brokerage.

(a) The Sub-Adviser is authorized, in arranging the purchase and sale of the Fund’s publicly-traded portfolio investments, to employ or deal with such members of securities exchanges, brokers or dealers (hereinafter “broker-dealers”), as may, in its best judgment, implement the policy of the Fund to obtain, at reasonable expense, the best execution (prompt and reliable execution at the most favorable security price obtainable) of the Fund’s portfolio transactions.

(b) The Sub-Adviser may effect the purchase and sale of investments (which are otherwise publicly traded) in private transactions on such terms and conditions as are customary in such transactions, may use a broker to effect such transactions, and may enter into a contract in which the broker acts either as principal or as agent.

(c) The Sub-Adviser shall select broker-dealers to effect the Fund’s portfolio transactions on the basis of its estimate of their ability to obtain best execution of particular and related portfolio transactions. The abilities of a broker-dealer to obtain best execution of particular portfolio transaction(s) will be judged by the Sub-Adviser on the basis of all relevant factors and considerations including, insofar as feasible, the execution capabilities required by the transaction or transactions; the ability and willingness of the broker-dealer to facilitate the Fund’s portfolio transactions by participating therein for its own account; the importance to the Fund of speed, efficiency or confidentiality; the broker-dealer’s apparent familiarity with sources from or to whom particular securities might be purchased or sold; other matters involved in the receipt of brokerage and research services in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended, which are expected to enhance the Sub-Adviser’s general portfolio management capabilities notwithstanding that the Fund may not be the exclusive beneficiary of such research; as well as any other matters relevant to the selection of a broker-dealer for particular and related transactions of the Fund; and such other considerations as the Board of Trustees of the Trust or MassMutual determine and provide to the Sub-Adviser from time to time. Subject to these requirements and the provisions of the Act, the Securities Exchange Act of 1934, as amended, and other applicable provisions of law, the Sub-Adviser may select brokers or dealers with which it or the Trust are affiliated.

8.	Representations And Warranties of The Sub-Adviser.

The Sub-Adviser hereby represents and warrants to the Fund and MassMutual that:

(a) The Sub-Adviser has obtained all required governmental and regulatory licenses, registrations and approvals required by law as may be necessary to perform its obligations under this Sub-Advisory Agreement and to act as contemplated by the Trust Documents and the Disclosure Documents, including without limitation registration as an investment adviser under the Advisers Act, and will maintain and renew any required licenses, registrations, approvals and memberships during the term of this Sub-Advisory Agreement.

(b) There is no pending, or to the best of its knowledge, threatened or contemplated action, suit or proceeding before or by any court, governmental, administrative or self-regulatory body or arbitration panel to which the Sub-Adviser or any of its principals or affiliates is a party, or to which any of the assets of the Sub-Adviser is subject, which reasonably might be expected to (i) result in any material adverse change in the Sub-Adviser’s condition (financial or otherwise), business or prospects, (ii) affect adversely in any material respect any of the Sub-Adviser’s assets, (iii) materially impair the Sub-Adviser’s ability to discharge its obligations under this Sub-Advisory Agreement, or (iv) result in a matter which would require an amendment to the Sub-Adviser’s Form ADV, Part II; and the Sub-Adviser has not received any notice of an investigation by the Commission or any state regarding U.S. federal or state securities laws, regulations or rules.

(c) All references in the Disclosure Documents concerning the Sub-Adviser and its affiliates and the controlling persons, affiliates, stockholders, directors, officers and employees of any of the foregoing provided to MassMutual by the Sub-Adviser or approved by the Sub-Adviser for use in the Disclosure Documents, as well as all performance information provided to MassMutual by the Sub-Adviser or approved by the Sub-Adviser for use by MassMutual, are accurate in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make such information not misleading.

(d) Subject to adequate assurances of confidentiality, the Sub-Adviser has supplied to, or made available for review by, MassMutual and the Fund (and if requested by them to their designated auditors) all documents, statements, agreements and workpapers reasonably requested by them relating to accounts covered by the Sub-Adviser’s performance results and which are in the Sub-Adviser’s possession or to which it has access.

The foregoing representations and warranties shall be continuing during the term of this Sub-Advisory Agreement.

9.	Representations and Warranties of MassMutual.

(a) MassMutual represents and warrants to the Sub-Adviser the following:

(i)	MassMutual has all requisite corporate power and authority under the laws of the Commonwealth of Massachusetts and federal securities laws and under the Advisory Agreement with the Fund to execute, deliver and perform this Sub-Advisory Agreement.

(ii)	MassMutual is a registered investment adviser under the Advisers Act and is in material compliance with all other required registrations under applicable federal and state law.

(iii)	MassMutual has complied, in all material respects, with all registrations required by, and will comply, in all material respects, with all applicable rules and regulations of the Commission.

(iv)	MassMutual has received a copy of Part II of Sub-Adviser’s Form ADV at least two (2) business days prior to the execution of this Sub-Advisory Agreement.

(v)	There is no pending, or to the best of its knowledge, threatened or contemplated action, suit or proceeding before or by any court, governmental, administrative or self-regulatory body or arbitration panel to which MassMutual is subject, which might reasonably be expected to (i) result in any material adverse change in MassMutual’s condition (financial or otherwise) or (ii) materially impair MassMutual’s ability to discharge its obligations under this Sub-Advisory Agreement.

The foregoing representations and warranties shall be continuing during the term of this Sub-Advisory Agreement.

10.	Covenants of the Sub-Adviser.

(a) If at any time during the term of this Sub-Advisory Agreement, the Sub-Adviser discovers any fact or omission, or any event or change of circumstances occurs, which would make the Sub-Adviser’s representations and warranties in Section 8 inaccurate or incomplete in any material respect, or which might render the Disclosure Documents untrue or misleading in any material respect, the Sub-Adviser will provide prompt written notification to the Fund and MassMutual of any such fact, omission, event or change of circumstances, and the facts related thereto.

(b) The Sub-Adviser agrees that, during the term of this Sub-Advisory Agreement, and for so long as investment in the Fund is being offered for sale, it will provide the Fund and MassMutual with updated information relating to the Sub-Adviser’s performance results with respect to the Fund and other clients with the same or similar investment strategies as the Fund (subject to applicable restrictions on the release of client confidential information) as may be reasonably requested from time to time by the Fund and MassMutual. The Sub-Adviser shall use its best efforts to provide such information within a reasonable period of time after the end of the month to which such updated information relates.

11.	Confidentiality.

All information and advice furnished by one party to the other party (including their respective agents, employees and representatives) hereunder shall be treated as confidential and shall not be disclosed to third parties, except as may be necessary to comply with applicable laws, rules and regulations, subpoenas or court orders. Without limiting the foregoing, MassMutual acknowledges that the securities holdings of the Fund constitute information of value to the Sub-Adviser, and agrees: (1) not to use for any purpose, other than for MassMutual or the Fund, or their agents, to supervise or monitor the Sub-Adviser, the holdings or other trading-related information of the Fund; and (2) not to disclose the Fund’s holdings, except: (a) as required by applicable law or regulation; (b) as required by state or federal regulatory authorities; (c) to the Board of Trustees of the Trust, counsel to the Board, counsel to the Trust, the administrator or any sub-administrator, the independent accountants and any other agent of the Trust; (d) in accordance with the Fund’s portfolio holdings disclosure policy in effect from time to time; or (e) as otherwise agreed to by the parties hereto in writing. Further, MassMutual agrees that information supplied by the Sub-Adviser, including approved lists, internal procedures, compliance procedures and any board materials, is valuable to the Sub-Adviser, and MassMutual agrees not to disclose any of the information contained in such materials, except: (i) as required by applicable law or regulation; (ii) as required by state or federal regulatory authorities; (iii) to the Board of Trustees of the Trust, counsel to the Board, counsel to the Trust, the administrator or any sub-administrator, the independent accountants and any other agent of the Trust; or (iv) as otherwise agreed to by the parties hereto in writing.

Without limiting the foregoing, the Sub-Adviser agrees that any and all information that it obtains pursuant to this Sub-Advisory Agreement regarding MassMutual or its customers including, but not limited to, approved lists, internal procedures, compliance procedures and any board materials, is valuable to MassMutual and will be used exclusively to fulfill the Sub-Adviser’s obligations hereunder, and will not be disclosed to any other party, including any affiliate of the Sub-Adviser or agent of the Fund, except (i) as necessary for the Sub-Adviser to fulfill its obligations pursuant to this Sub-Advisory Agreement, (ii) as required by applicable law or regulation; (iii) as required by state or federal regulatory or judicial authorities; (iv) as required by the rules of securities industry self-regulatory organizations such as stock exchanges and the Financial Industry Regulatory Authority; or (v) as otherwise agreed to by the parties hereto in writing. Notwithstanding the foregoing, MassMutual agrees that the Sub-Adviser may identify it or the Fund as a client in promotional materials.

12.	Review of Fund Documents.

During the term of this Sub-Advisory Agreement, MassMutual shall furnish to the Sub-Adviser at its principal office all prospectuses, statements of additional information, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to shareholders of the Fund or the public, which refer to the Sub-Adviser or its clients in any way, prior to the use thereof, and MassMutual shall not use any such materials if the Sub-Adviser reasonably objects in writing by such time as may be mutually agreed after receipt thereof. The parties acknowledge and agree that certain materials (e.g., the Fund’s prospectus and other parts of its registration statement) may require longer periods of time for review than other documents. MassMutual shall ensure that materials prepared by employees or agents of MassMutual or its affiliates that refer to the Sub-Adviser or its clients in any way are consistent with those materials previously approved by the Sub-Adviser as referenced in the preceding sentence.

13.	Use of Names.

The parties agree that the names of both the Sub-Adviser and MassMutual and of the Fund, the names of any affiliates of the Sub-Adviser and MassMutual and any logo or trademark or service mark or trade name are the valuable property of the Sub-Adviser, MassMutual and each company’s affiliates, respectively. MassMutual and the Fund shall have the right to use such name(s), logos, trademarks or service marks or trade names of the Sub-Adviser (the “Sub-Adviser Marks”) only with the prior written approval of the Sub-Adviser, which approval shall not be unreasonably withheld or delayed so long as this Sub-Advisory Agreement is in effect. Any goodwill arising from the use by MassMutual or the Fund of the Sub-Adviser Marks shall inure to the Sub-Adviser. Similarly, the Sub-Adviser shall have the right to use such name(s), logos, trademarks or service marks or trade names of MassMutual or the Fund (the “MassMutual Marks”) only with the prior written approval of MassMutual, which approval shall not be unreasonably withheld or delayed so long as this Sub-Advisory Agreement is in effect. Any goodwill arising from the use by the Sub-Adviser of the MassMutual Marks shall inure to MassMutual or the Fund, respectively. It is understood that certain materials used in the ordinary course of business, such as prospectuses, financial reports, fund fact sheets and materials provided to the Trustees, do not require such prior approval.

Upon termination of this Sub-Advisory Agreement, the Sub-Adviser, MassMutual and the Fund shall forthwith cease to use the other party’s name(s), logos, trademarks or service marks or trade names, as applicable.

The Sub-Adviser, MassMutual and the Fund agree that they will each review with the other parties any advertisement, sales literature, or notice prior to its use that makes reference to the Sub-Adviser, MassMutual, the Fund or their affiliates, as applicable, or any such name(s), logos, trademarks, service marks or trade names so that the Sub-Adviser, MassMutual or their affiliates may review the context in which they are referred to, it being agreed that each party shall have no responsibility to ensure the adequacy of the form or content of such materials used by the other parties for purposes of the Act or other applicable laws and regulations.

If the Sub-Adviser, MassMutual or the Fund makes any unauthorized use of another party’s names, logos, trademarks or service marks or trade names, the parties acknowledge that the other parties shall suffer irreparable harm for which monetary damages are inadequate and thus, the other parties shall be entitled to injunctive relief.

14.	Duration.

Unless terminated earlier pursuant to Section 15 hereof, this Sub-Advisory Agreement shall remain in effect for a period of two years from the date hereof. Thereafter it shall continue in effect from year to year, unless terminated pursuant to Section 15 hereof, so long as such continuance shall be approved at least annually by the Trust’s Board of Trustees, including the vote of the majority of the Trustees of the Trust who are not parties to this Sub-Advisory Agreement or “interested persons” (as defined in the Act) of any such party cast in person at a meeting called for the purpose of voting on such approval, or by the holders of a “majority” (as defined in the Act) of the outstanding voting securities of the Fund.

15.	Termination.

(a) This Sub-Advisory Agreement shall terminate automatically upon its assignment (within the meaning of the Act), the termination of the Advisory Agreement or the dissolution of the Fund.

(b) The Sub-Advisory Agreement may be terminated by MassMutual or the Board of Trustees of the Trust: (i) by written notice to the Sub-Adviser with immediate effect, if the Sub-Adviser’s registration under the Adviser’s Act is suspended, terminated, lapsed or not renewed; (ii) by written notice to the Sub-Adviser with immediate effect, if the Sub-Adviser is bankrupt or insolvent, seeks an arrangement with creditors, is dissolved or terminated or ceases to exist; (iii) by written notice to the Sub-Adviser with immediate effect, if MassMutual or the Board of Trustees of the Trust determines for any reason, that such termination is appropriate for the protection of the Fund, including without limitation a determination by MassMutual or the Board of Trustees of the Trust that the Sub-Adviser has breached an obligation or duty under this Sub-Advisory Agreement; or (iv) in their sole discretion, without penalty, upon sixty days prior written notice to Sub-Adviser. This Sub-Advisory Agreement also may be terminated at any time, without penalty, by the vote of the holders of a “majority” of the outstanding voting securities of the Fund (as defined in the Act).

(c) The Sub-Advisory Agreement may be terminated by the Sub-Adviser, without penalty at any time, upon sixty days’ prior written notice, to MassMutual and the Trust.

(d) In the event of termination of this Sub-Advisory Agreement, all compensation due to the Sub-Adviser through the date of termination will be calculated on a pro rata basis through the date of termination and paid on the first business day after the next succeeding month’s end.

16.	Indemnification.

(a) In any action in which MassMutual or the Fund or any of its or their controlling persons, or any shareholders, partners, directors, officers and/or employees of any of the foregoing, are parties, the Sub-Adviser agrees to indemnify and hold harmless the foregoing persons against any loss, claim, settlement, damage, charge, liability, cost or expense (including, without limitation, reasonable attorneys’ and accountants’ fees) to which such persons may become subject, insofar as such loss, claim, settlement, damage, charge, liability, cost or expense arises out of or is based upon Sub-Adviser’s reckless disregard of its duties, willful misfeasance, bad faith, gross negligence, fraud or willful misconduct in the performance of its duties under this Sub-Advisory Agreement, except to the extent the loss, claim, settlement, damage, charge, liability, cost or expense relates to, was based upon, or arises out of an act or omission of MassMutual or the Fund or any of its or their officers, directors, employees, affiliates or controlling persons constituting reckless disregard of its duties, willful misfeasance, bad faith, gross negligence, fraud or willful misconduct.

(b) In any action in which the Sub-Adviser or any of its controlling persons, or any shareholders, partners, directors, officers and/or employees of any of the foregoing, are parties, MassMutual agrees to indemnify and hold harmless the foregoing persons against any loss, claim, settlement, damage, charge, liability, cost or expense (including, without limitation, reasonable attorneys’ and accountants’ fees) to which such persons may become subject, insofar as such loss, claim, settlement, damage, charge, liability, cost or expense arises out of or is based upon any demands, claims, liabilities, expenses, lawsuits, actions or proceedings relating to this Sub-Advisory Agreement, the advisory services for the account of the Fund provided by the Sub-Adviser, the operation of the Fund (including the operation of any portion of the Fund not managed by the Sub-Adviser), the contents of the Disclosure Documents, or the wrongful conduct of persons with respect to the sale of interests in the Fund, except to the extent the loss, claim, settlement, damage, charge, liability, cost or expense relates to, was based upon, or arises out of an act or omission of the Sub-Adviser or any of its controlling persons, or any shareholders, partners, directors, officers and/or employees constituting reckless disregard of its duties, willful misfeasance, bad faith, gross negligence, fraud or willful misconduct.

(c) Promptly after receipt by an indemnified party under this Section 16 of notice of any claim or dispute or commencement of any action or litigation, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 16, notify the indemnifying party of the commencement thereof; but the omission to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Section 16 except to the extent, if any, that such failure or delay prejudiced the other party in defending against the claim. In case any such claim, dispute, action or litigation is brought or asserted against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel specially approved in writing by such indemnified party, such approval not to be unreasonably withheld, following notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof; in which event, the indemnifying party will not be liable to such indemnified party under this Section 16 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, but shall continue to be liable to the indemnified party in all other respects as heretofore set forth in this Section 16. Notwithstanding any other provisions of this Section 16, if, in any claim, dispute, action or litigation as to which indemnity is or may be available, any indemnified party reasonably determines that its interests are or may be, in whole or in part, adverse to the interests of the indemnifying party, the indemnified party may retain its own counsel, with the choice of counsel subject to the consent of the indemnifying party (which consent shall not be withheld unreasonably), in connection with such claim, dispute, action or litigation and shall continue to be indemnified by the indemnifying party for any legal or any other expenses reasonably incurred in connection with investigating or defending such claim, dispute, action or litigation.

17.	Disclaimer of Shareholder Liability.

MassMutual and the Sub-Adviser understand that the obligations of the Trust under this Sub-Advisory Agreement are not binding upon any Trustee or shareholder of the Trust personally, but bind only the Trust and the Trust’s property. MassMutual and the Sub-Adviser represent that each has notice of the provisions of the Trust Documents disclaiming shareholder and Trustee liability for acts or obligations of the Trust.

18.	Notice.

Any notice under this Sub-Advisory Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party, with a copy to the Trust, at the addresses below or such other address as such other party may designate for the receipt of such notice.

If to MassMutual:	Massachusetts Mutual Life Insurance Company
1295 State Street
Springfield, MA 01111
Attention: Eric Wietsma
Senior Vice President

If to the Sub-Adviser:	BlackRock Investment Management, LLC
800 Scudders Mill Road
Plainsboro, NJ 08536
Attention: General Counsel

With a copy to:

If to either MassMutual or the Sub-Adviser, copies to:

MML Series Investment Fund
1295 State Street
Springfield, MA 01111
Attention: Andrew M. Goldberg
Vice President, Secretary and Chief Legal Officer

BlackRock Investment Management, LLC
40 East 52nd Street
New York, NY 10022
Attention: Robert Connolly, General Counsel

19.	Amendments to this Sub-Advisory Agreement.

This Sub-Advisory Agreement may be amended only by a written instrument approved in writing by all parties hereto.

20.	Governing Law.

This Sub-Advisory Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without giving effect to principles of conflict of laws.

21.	Survival.

The provisions of this Sub-Advisory Agreement shall survive the termination or other expiration of this Sub-Advisory Agreement with respect to any matter arising while this Sub-Advisory Agreement was in effect.

22.	Successors.

This Sub-Advisory Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

23.	Entire Agreement.

This Sub-Advisory Agreement constitutes the entire agreement among the parties hereto with respect to the matters referred to herein, and no other agreement, oral or otherwise, shall be binding on the parties hereto.

24.	No Waiver.

No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver granted hereunder must be in writing and shall be valid only in the specific instance in which given.

25.	Severability.

If any one or more provisions in this Sub-Advisory Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not effect any other provision of this Sub-Advisory Agreement, but this Sub-Advisory Agreement shall be construed so as to effectuate the intent of the parties hereto as nearly as possible without giving effect to such invalid, illegal or unenforceable provision had never been contained herein.

26.	Counterparts.

This Sub-Advisory Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which when taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Fund, MassMutual and the Sub-Adviser have caused this Sub-Advisory Agreement to be executed as of the day and year first above written.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Eric Wietsma
Name:	Eric Wietsma
Title:	Senior Vice President

BLACKROCK INVESTMENT MANAGEMENT, LLC

By:	/s/ Frank Porcelli
Name:	Frank Porcelli
Title:	Managing Director

Accepted and Agreed to by:

MML SERIES INVESTMENT FUND on behalf of MML Income & Growth Fund

By:	/s/ Nicholas Palmerino
Name:	Nicholas Palmerino
Title:	CFO and Treasurer

Appendix A

The Sub-Adviser shall provide to MassMutual the following:

1. Quarterly Portfolio Data Sheets (due on the 20th business day after the end of every quarter):

The data sheets should include the following information:

a. Portfolio Characteristics for the Fund, standard and best fit market index

b. Portfolio Sector Weights for the Fund, standard and best fit market index.

c. Top 10 Equity Holdings (% of equities) for the Fund

d. Top 5 contributors and detractors by performance based on contribution to the portfolio

e. Purchases (New) and Sales (Eliminated) during the quarter.

f. Performance of the Fund vs. standard and best fit market index and peer group

2.

Portfolio Manager Commentary (due on the 20th business day after the end of every quarter): The commentary should include information on the following topics (there is no limit to the number of words used):

a. Qualitative assessment by manager: list three factors that were the major influences on performance – both positive and negative

b. Performance attribution:

-	The industry weightings that had the largest contribution to performance during the most recent quarter.

-	The industry weightings that had the largest detraction from performance during the most recent quarter.

-	The five holdings that contributed the most to performance during the most recent quarter.

-	The five holdings that detracted the most from performance during the most recent quarter.

c. The manager’s market outlook.

d. How he/she has positioned the Fund for the near term.

3.	Attribution analysis of the Fund: Performance attribution should demonstrate the impact of portfolio management decisions including asset allocation effects and security selection effects.

4.	Quarterly Conference Calls: The purpose of this contact will be to obtain a greater understanding of the performance of the Fund, the reasons for that performance, and to gain valuable insights into the Fund provided by the manager

5.	Annual On-Site Meeting - As part of MassMutual’s due diligence process, members of MassMutual’s Investment Group arrange an “on site” meeting with each of the managers in MassMutual’s Investment Program. Typically, these meetings include a general overview of the firm as well as separate meetings with each of the portfolio managers to discuss their long-term and short-term strategies, modifications to their investment strategy or style and any other relevant information

Appendix C

Shares Outstanding

For each class of the Fund’s shares, the number of shares outstanding as of October 22, 2010 was as follows:

MML Income & Growth Fund	Number of Shares Outstanding and Entitled to Vote Per Class
Initial Class	8,955,180.320
Service Class	436,621.335

Total	9,391,801.655

Ownership of Shares

As of October 22, 2010, the Adviser and C.M. Life owned of record all of the outstanding shares of the Fund.

C-1